OMB APPROVAL
                                                         OMB  Number:  3235-0418
                                                    Expires:  January  31,  2002
                                                      Estimated  average  burden
                                                     hours  per  response   2.50
                                                     ---------------------------

                                                                SEC. FILE NUMBER
                                                                       000-27189
                                                                       ---------
                                                                    CUSIP NUMBER
                                                                     282246-10-7
                                                                    ------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  FORM  12B-25
                          NOTIFICATION OF LATE FILING

Check  One):  [ ] Form  10-K and Form 10-KSB  [ ]  Form 20-F
              [ ] Form 11-K  [X] Form 10-Q and Form 10-QSB
              [ ] Form N-SAR

              For  Period  Ended:  September  30,  2000
              [  ]  Transition  Report  on  Form  10-K
              [  ]  Transition  Report  on  Form  20-F
              [  ]  Transition  Report  on  Form  11-K
              [  ]  Transition  Report  on  Form  10-Q
              [  ]  Transition  Report  on  Form  N-SAR
              For  the  Transition  Period  Ended:

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  -  REGISTRANT  INFORMATION

e-Financial  Depot.com,  Inc.
-----------------------------
Full  Name  of  Registrant

---------------------------------
Former  Name  if  Applicable

150  -  1875  Century  Park  East
---------------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Century  City,  CA  90067
-------------------------
City,  State  and  Zip  Code

PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[x]  (a)     The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without unreasonable effort or expense;

[x]  (b)     The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-QSB for the fiscal quarter ended September 30, 2000 because it is awaiting information from third parties that is necessary to complete the Form 10-QSB requirements. The Registrant anticipates that the Form 10-QSB, along with the unaudited financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-QSB.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     John  Huguet          310                    788-8608
     ------------          ---                    --------
       (Name)          (Area  Code)          (Telephone  Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify  report(s).   [X]  Yes [ ]  No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?    [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made



                           e-FINANCIAL DEPOT.COM, INC.
                           ---------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     November  15,  2000          By     /s/ Randy Doten
                                             -------------------
                                             Randy  Doten,  Director